EXHIBIT 10.1
Named Executive Officer Salary and Bonus Arrangements for 2008

Base Salaries

The base salaries for 2008 for the executive officers (the "named executive officers") of Southern Missouri Bancorp, Inc. (the "Company") also is a director of Southern Missouri Bank & Trust (the "Bank") who will be named in the compensation table that will appear in the Company's upcoming 2008 annual meeting proxy statement are as follows:

Name and Title	Base Salary
Greg Steffens President and Chief Financial Officer	$180,210
William Hribovsek Chief Lending Officer	$134,238

William Aslin Market Area President	$115,486

Description of 2008 Bonus Arrangement

The Company has no formal written incentive bonus plan for executive management; however, the compensation committee does have written guidelines regarding bonus payments.  The guidelines indicate that the amount of bonus available for award to executive management should be predicated on the Company’s performance in meeting various goals, including return on equity, growth in earnings per share, efficiency and control of non-interest expense, and diversification of revenues.  Officers outside of executive management (including market area presidents) generally participate in a bonus program that conditions awards upon reaching employee and branch goals regarding loan and deposit growth, and overall company profitability.

       Additional information about the 2008 bonus compensation is incorporated herein by reference from the Company's definitive proxy statement for its Annual Meeting of Stockholders to be held in October 2008, except for information contained under the headings "Compensation Committee Report," and "Report of the Audit Committee," a copy of which will be filed not later than 120 days after the close of the fiscal year.